Exhibit 10.29

PATENT LICENSE AND SETTLEMENT AGREEMENT

This Patent License and Settlement Agreement (“Agreement”), dated and effective as of June 28, 2006, is made and entered into in duplicate originals by and between PALM, INC. (“Palm”), a Delaware corporation having its principal office and place of business at 950 W. Maude Ave., Sunnyvale, California 94085, and XEROX CORPORATION (“Xerox”), a New York corporation having its principal place of business at 800 Long Ridge Road, Stamford, Connecticut 06904, acting on behalf of itself and in the interest of its Subsidiaries (individually identified as “Party” and collectively as “Parties”). In consideration of the mutual covenants and obligations herein undertaken, Xerox and Palm agree as follows:

Article 1. – Definitions

In this Agreement, the following terms shall have the respective meanings set forth below:

1.1	“Effective Date” means the date set forth at the outset hereof.

1.2

“Palm Licensed Field” means (i) mobile computing devices and/or communications devices, (ii) subsystems and modules of such devices, (iii) the processes employed in the manufacture of such devices, (iv) materials, components, parts or accessories used in such devices, (v) any additional software or hardware products used to operate with, in and/or to support such devices and (vi) services employing, utilizing, interfacing (directly or indirectly) with or relating to such devices. The Palm Licensed Field does not include mobile computing devices comprising a display having a diagonal dimension equal to or

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greater than eleven (11) inches but does include accessories to be used with devices included within the Palm Licensed Field regardless of screen size.

1.3	“Xerox Licensed Field” means (i) non-mobile marking systems (i.e., photocopiers, scanners, facsimile machines, and printers) of any type, kind or configuration and/or subsystems of such systems or the processes for making such systems or subsystems and (ii) materials, components, parts or accessories used in such devices including, but not limited to toner resins and components; ink vehicles and components; photoreceptor components; photo imageable materials; pigment dispersants; printing media and components; printing devices and components; magnetic materials, components and media; display materials, components and materials; optical materials and components; photographic materials and components; other imaging materials and device components; information storage and retrieval devices, materials and components; document security and authentication devices, materials and components, and (iii) business solutions and services employing, utilizing or interfacing with such devices. For avoidance of doubt, Xerox Licensed Field shall not include mobile computing devices and/or mobile communication devices and items set forth in Section 1.2., parts (ii), (iii), (iv), (v), (vi); specifically adapted for such devices.

1.4	“Licensed Field” means either the Palm Licensed Field or the Xerox Licensed Field.

1.5

“Licensed Patents” means (i) United States Patent No. 5,596,656 (together with the Patent Family thereof, collectively, the “Patent In Suit”), and (ii) United States Patent No. 5,408,250 and United States Patent No. 5,119,079, together with

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the Patent Family of each such patent.

1.6	“Subsidiary or “Subsidiaries” means any company, affiliate, division, enterprise or other business unit or Entity owned or controlled either directly or indirectly by an Entity: (i) through ownership or control of fifty percent (50%) or more of voting stock or other voting interest, provided, however, that in any country where such Entity is not permitted by law to own fifty percent (50%) or more of the voting stock or other voting interest of a local company, then such local company shall be deemed a subsidiary for purposes of this Agreement if such Entity owns the maximum voting stock or other voting interest that a foreign investor may own and if the business activities of the local company are substantially controlled by such Entity; or (ii) in the case of a joint venture company formed by such Entity and an independent, preexisting company, fifty percent (50%) or more of voting stock or other voting interest that a foreign investor may own and if the business activities of the local company are substantially controlled by such Entity; or (iii) in the case of a joint venture company formed by such Entity and an independent, preexisting company, fifty percent (50%) or more of the voting stock or other voting interest.

1.7

“Released Parties” means (i) Palm and its Subsidiaries existing as of the Effective Date, and PalmSource, Inc., an entity formerly owned by Palm, and its Subsidiaries, as well as (ii) the current and former employees, officers, directors, agents, and shareholders of any Entity (for the purpose of clarity, the release of Section 3.3 to PalmSource, Inc. and its shareholder ACCESS Co., Ltd. shall operate to release ACCESS Co., Ltd. with respect to activities of PalmSource, Inc

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to the extent that PalmSource, Inc. is released under the terms of this Agreement) set forth in subsection (i) above acting in such capacity, (iii) the Covered Entities of any Entity set forth in subsection (i) above to the extent such Covered Entities’ liability arises from the Sale, offer for Sale, importation, or use of a product or service acquired from an Entity set forth in subsections (i) or (ii) above, and (iv) the respective successors and assigns of each of the foregoing, whether direct or indirect, immediate or remote of any of them. Released Parties shall also, for purposes of Section 3.3 of this Agreement, include (a) Other Defendants, (b) the employees, officers, directors, agents and shareholders of each of the Other Defendants acting in such capacity, (c) the Covered Entities of the Other Defendants to the extent such Covered Entities’ liability arises from the Sale, offer for Sale, importation, or use of a product or service acquired from an Entity set forth in subsections (a) or (b) above, and (d) the respective successors and assigns of each of the foregoing, whether direct or indirect, immediate or remote of any of them.

1.8	“Sell,” “Sale” and “Sold” mean to make, have made (as limited in Section 3.4 below), sell, offer for sale, lease or license, offer under a license, offer, provide, or use as or in connection with providing a service, import, export, use, or permit the use, sale, offer for sale, lease, import or export of, or otherwise deal in, transfer or dispose of, or permit the transfer or disposition of, a product or service by a Party, either directly to any Entity (including any Subsidiary), or directly or indirectly to the Party’s Covered Entities.

1.9	“Term of this Agreement” means the period commencing on the Effective Date

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of this Agreement and continuing until expiration of the last-to-expire Licensed Patent or the first day following the expiration of the Covenant Term as set forth in Section 1.10, whichever shall last occur.

1.10	“Pending Action” means that certain action pending before the United States District Court for the Western District of New York, and styled and captioned: Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., Palm Computing, Inc., Palm Inc., PalmSource, Inc., and PalmOne, Inc. under Case No. 6:97 – CV-6182T and assigned to Judge Michael A. Telesca, and any and all appeals resulting therefrom.

1.11	“Covenant Term” means a period starting upon the Effective Date and ending seven (7) years after the Effective Date.

1.12

“Covenant Patents” means any Patents issued as of the Effective Date or at any time during the Covenant Term on a patent application filed, or claiming priority from a patent application filed, prior to the Effective Date, which the covenanting Party or any of its current or future Subsidiaries (i) owns (whether solely or jointly with any other Entity) or controls, or (ii) has a license or other right and has the ability to covenant not to sue the other Party, without an obligation to pay royalties or fees to any Third Party (provided however, that the other Party shall be entitled, at its election, to include such Patent within the definition of “Covenant Patent” under subparagraph (ii) above if such Party pays to the covenanting Party all royalties and fees that the covenanting Party owes to such Third Party as a result of the grant of the covenant hereunder with respect to such Patent). Notwithstanding the foregoing, in the event, under either subparagraphs

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(i) or (ii) above, the covenanting Party cannot, without breaching or otherwise abrogating the terms of any agreement with a Third Party entered into prior to the Effective Date of this Agreement, make such covenant as to any patent, such patent shall not be deemed a Covenant Patent under this Agreement.

1.13	“Covered Entities” means, with respect to any Entity, (i) the direct and indirect end-users, other customers (including, without limitation, OEMs and private label customers), contractors, resellers, distributors (including through multiple tiers of distribution), sales representatives, dealers, independent service and/or repair centers, in each case, of such Entity, and (ii) with respect to goods and services (other than liquid crystal displays) supplied to such Entity and which such Entity designed by itself or had others design for itself, the direct and indirect suppliers or manufacturers of such Entity to the extent that such direct and indirect suppliers or manufacturers supply such goods and services to the Entity.

1.14	“Entity” means any person or entity, whether an individual, corporation, partnership, limited partnership, limited liability company, trust, foundation, unincorporated organization, business association, firm, joint venture or other legal entity.

1.15	“Other Defendants” mean each and every party named as a defendant in the Pending Action and each of their respective Subsidiaries.

1.16	“Patents” means all classes or types of patents (including design and utility patents), utility models and industrial designs in all countries of the world, and applications therefor, together with any substitutions, divisions, continuations, continuations-in-part, reissues and results of re-examinations thereof.

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1.17	“Patent Family” means, with respect to a patent, collectively, all patents and patent applications that are substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions and counterparts thereof in all countries of the world, including, without limitation, any patent or patent application claiming priority from such patent, and any patent or patent application from which any such patent claims priority.

1.18	“Patent In Suit” shall have the meaning set forth in Section 1.5.

1.19	“Suit” means any legal or equitable action, claim or demand in any court or before any tribunal or any arbitration or compulsory and binding alternative dispute resolution proceeding.

1.20	“Third Party” means an Entity other than Xerox or Palm or their respective Subsidiaries.

Article 2. – Warranties And Representations

2.1	Xerox hereby makes the following warranties and representations to Palm:

(a)	Xerox has the right to grant rights, licenses, privileges, releases and immunities under or relating to the Licensed Patents and Covenant Patents of Xerox or any Subsidiary including the rights, licenses, privileges, releases and immunities granted hereunder to Palm, its Subsidiaries, and the other Released Parties;

(b)	Xerox has all requisite corporate power and authority to enter into and deliver this Agreement on behalf of itself and its Subsidiaries and to carry out the provisions of this Agreement and cause its Subsidiaries carry out the provisions of this Agreement;

(c)	There are no liens, conveyances, mortgages, assignments, encumbrances or

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other agreements which would prevent or impair the full and complete exercise of all substantive rights, licenses, privileges, releases and immunities granted by Xerox or its Subsidiaries to Palm, its Subsidiaries, Released Parties and their respective Covered Entities pursuant to the terms and conditions of this Agreement;

(d)	As of the Effective Date, the Licensed Patents have not been held to be invalid or unenforceable in any court proceeding, other than the Patent In Suit in the Pending Action, and there are no United States Patent and Trademark Office actions pending relating to the Licensed Patents; and

(e)	No royalty or other fee or remuneration arising under the Licensed Patents is or shall be due to any third party for the Sale of products by Palm or its Subsidiaries or their respective Covered Entities or the manufacture or supply of products to Palm or its Subsidiaries or their respective Covered Entities as permitted under the terms of this Agreement. This paragraph shall not waive, restrict or otherwise limit the payment due to Xerox under Article 4 hereof.

2.2	Palm hereby makes the following warranties and representations to Xerox:

(a)	Palm has the right to grant rights, privileges, releases and immunities granted hereunder under or relating to Covenant Patents of Palm or any Subsidiary including the rights, privileges, releases and immunities granted hereunder to Xerox and its Subsidiaries; and

(b)

Palm has all requisite corporate power and authority to enter into and deliver this Agreement on behalf of itself and its Subsidiaries and to carry out the provisions of this Agreement and to cause its Subsidiaries to carry out the

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provisions of this Agreement.

2.3	Each Party hereby represents and warrants to the other Party that:

(a)	The execution, delivery and performance by such Party have been approved by all requisite action on the part of such Party, and no other corporate proceeding on the part of such Party is necessary to authorize this Agreement;

(b)	Such Party’s execution, delivery and performance of this Agreement do not and will not conflict with, violate or result in any breach of any relevant law or any provision of any license, agreement, contract, understanding, arrangement, commitment or undertaking of any nature (whether written or oral) to which such Party is a party; and

(c)	Neither Party nor its Subsidiaries has assigned, sold, or otherwise transferred any legal claim that it has or may have against the other Party or its Subsidiaries to any third party (including any Subsidiary) or otherwise structured its affairs in a manner so as to avoid the release of any such claims pursuant to Section 3.3 below or otherwise to limit or exclude Patents from the covenants granted under Article 5.

Article 3. –	Dismissal of Lawsuit, Grant Of Licenses, Releases, Non-Assertions Under The Licensed Patents, And No Admission

In consideration of the Payments to be made by Palm to Xerox specified in Section 4.1 hereof, and for other good and valuable consideration:

3.1	Dismissal of Lawsuit. Within one (1) business day after receipt of the full Payment due under Section 4.1 by Palm, Xerox shall file with the United States

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District Court for the Western District of New York a signed copy of the Stipulation of Dismissal of Claims attached hereto as Exhibit A as to the defendants in the Pending Action pursuant to FRCP 41(a)(1). This Agreement comprises a full and final settlement of all claims of past and future patent infringement with respect to the Patent In Suit, including, without limitation, those claims of patent infringement originally brought against Palm or Palm’s predecessors in the Pending Action. By filing the Stipulation of Dismissal of Claims attached hereto as Exhibit A as to defendants in the Pending Action pursuant to FRCP 41(a)(1) with the United States Court for the Western District of New York, Xerox shall dismiss the aforementioned claims of patent infringement with prejudice.

3.2

Grant of Licenses. Xerox, on behalf of itself and its Subsidiaries, hereby grants to Palm and each of its Subsidiaries a non-exclusive, fully paid-up, royalty-free, and irrevocable license, privilege and immunity under all claims of the Licensed Patents (with the right to sublicense to PalmSource, Inc., to each of the Subsidiaries of PalmSource, Inc., and to the Other Defendants, in each case, with a right to grant further sublicenses to each of their respective direct and indirect end-users, other customers (including, without limitation, OEMs and private label customers), contractors, resellers, distributors (including through multiple tiers of distribution), sales representatives, dealers, independent service and/or repair centers, in each case, of such Entity within the scope of the licenses granted to Palm herein (but with no right of such Covered Entities to sublicense further), and otherwise as specifically provided in Article 10 and Section 13.3) to make, have

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made, use, import, export, offer for Sale, Sell, lease and otherwise dispose of any product and service, and to practice any method, in the Palm Licensed Field (and with respect to the Patent In Suit, any product or service, or the practice of any method, in any and all fields of use) anywhere in the world. The term of such license shall be from the Effective Date until the expiration of the last-to-expire Licensed Patent. Upon the request of Palm, Xerox shall, without additional consideration or unreasonable delay, grant directly to PalmSource, Inc., Access Co., Ltd. to the extent necessary and limited to the operation of PalmSource, Inc., and 3Com, a license under the Patent-In-Suit of the scope of the sublicense that Palm is authorized to grant to PalmSource and/or the Other Defendants, respectively, described in this Section 3.2.

3.3

Releases. (a) Provided that Xerox has received the Payment due Xerox under Section 4.1 hereof, then, to the maximum extent permitted under applicable law, as of the Effective Date, Xerox, on behalf of itself and its Subsidiaries, and for their respective successors and assigns, hereby irrevocably releases, acquits and forever discharges the Released Parties from any and all actions, causes of action, claims or demands whatsoever, in law or equity, resulting from the direct or indirect infringement or alleged infringement (including inducement of infringement or contributory infringement), either past or future, of any claims of the Licensed Patents which Xerox or any of its Subsidiaries had or may have had prior to the Effective Date under the Licensed Patents, which could be asserted against the Released Parties, including, without limitation, arising out of the manufacture, having manufactured, use, Sale, offer for Sale, lease, import, export

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or other disposition of any product or service, or the practice of any method, anywhere in the world in the Palm Licensed Field (and with respect to the Patent In Suit, any activity, product or service whatsoever).

(b) Xerox, on behalf of itself and its Subsidiaries, hereby irrevocably and forever expressly waives all rights Xerox and/or its Subsidiaries may have arising under California Civil Code Section 1542 and all similar rights under the laws of any other applicable jurisdictions with respect to the release granted by Xerox under Section 3.3. Xerox understands that Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Xerox acknowledges that it has been fully informed by its counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and similar laws of any other applicable jurisdictions.

3.4	Notwithstanding anything to the contrary in this Agreement, in the event that any Third Party designs by itself or has others design for itself any product and such Third Party possesses the design authority thereof, and Palm or any of its Subsidiaries sells or otherwise transfer such product exclusively to such Third Party, or its parent, Subsidiary or affiliate, then the license and the covenants, including the “have made” right or covenant, granted to such Party and its Subsidiaries in Section 3.2, 5.1 and 5.2 hereunder, as applicable, shall not extend to such product.

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3.5	Nothing in this Agreement shall be construed to grant Palm any right:

(a)	to license any third party to Sell any products under the Licensed Patents except as expressly provided in Section 3.2;

(b)	under the Licensed Patents, other than as set forth herein; or

(c)	except as expressly provided in Sections 3.2, 13.3 and Article 10, to sublicense, transfer or assign, in whole or in part, any of its rights under this Agreement, whether by operation of law, implication, estoppel or otherwise.

3.6	This Agreement is entered into in order to compromise and settle disputed claims and proceedings, and neither this Agreement, nor any payment, license, release, covenant not to sue or other transaction undertaken pursuant thereto or hereto, constitutes or shall be construed at any time for any purpose as an admission of liability by Xerox, Palm, or any Released Party with respect to any claim or contention of infringement or validity or enforceability of any Licensed Patent or Covenant Patent of Palm or Xerox or their respective Subsidiaries, and without any acquiescence on the part of either Party or the Released Parties, as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to any Licensed Patents or Covenant Patents or the Pending Action.

Article 4. – Payment

4.1

In full and final consideration for the rights, licenses, privileges, covenants, immunities and releases set forth in Article 3 hereof and the covenants not to assert and sue set forth in Article 5 hereof, and in reliance upon Xerox’s

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warranties and representations set forth in Article 2 hereof, and for other good and valuable consideration, Palm shall pay to Xerox the cumulative sum of Twenty Two Million Five Hundred Thousand dollars ($22,500,000.00), (“Payment”). The Payment shall be made on or before the Effective Date. The Payment shall be comprised of a Settlement Payment in the amount of Twelve Million dollars ($12,000,000.00) which the Parties agree and acknowledge relates to the Patent In Suit and releases related thereto, and a License and Covenant Payment in the sum of Ten Million Five Hundred Thousand dollars ($10,500,000.00) which the Parties acknowledge and agree is related to the license of the Licensed Patents other than the Patents In Suit and the covenant not to sue and assert set forth in Article 5 of this Agreement. No portion of such sums due Xerox under this Section 4.1 shall be refundable for any reason whatsoever absent a material breach of this Agreement by Xerox as determined by a court of competent jurisdiction.

4.2	The Payment provided for in Section 4.1 will be made by Palm to Xerox, by electronic transfer of funds, as follows:

Name of Payee:

Address:

Bank:
ABA Number:
Bank Address:
Account Name:
Account Number:
SWIFT #:

4.3	There is no payment of any kind which is due or which would become due or is to

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be made hereafter other than the Payment to Xerox pursuant to Section 4.1 hereof including, by way of example, and without limitation, to Xerox, or its counsel, or its license agent, or anyone in privity with Xerox or its counsel, or its licensing agent, or any successor or assignee of any of the Licensed Patents.

4.4	Taxes: The Parties hereto agree that no deduction or withholding on account of any tax, duty, levy, excise or similar impost is required by law in respect of any payment due to Xerox under this Agreement. If required by law to perfect exemption from tax the parties will undertake to use their best commercial efforts to execute and deliver such instruments, documents or assurances and take such other actions as shall be legally required.

Article 5. – Covenants Not to Assert

5.1

i. Xerox Covenant Not to Assert: Xerox and its Subsidiaries agree and covenant to Palm that Xerox and its Subsidiaries shall not (and shall not grant consent to or otherwise assist, instruct, or encourage any Third Party to) bring, participate in, assist or allow any Suit against Palm, any of its Subsidiaries and their direct and indirect end-users, other customers (including, without limitation, OEMs and private label customers), contractors, manufacturers as identified in Section 1.13, resellers, distributors (including through multiple tiers of distribution), sales representatives, dealers, independent service and/or repair centers, for direct or indirect infringement (including inducement of infringement or contributory infringement) of any Covenant Patent of Xerox or its Subsidiaries, in each case, with respect to products or services that are made, used, provided, Sold, offered for Sale, imported or otherwise acquired or disposed of by or for

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Palm or any of its Subsidiaries (including, without limitation, products Sold or otherwise disposed of to or through Covered Entities of Palm or its Subsidiaries) at any time prior to or during the Covenant Term and within the Palm Licensed Field. The obligations of Xerox and its Subsidiaries under the foregoing sentence shall become effective upon the Effective Date and shall remain in effect during the Covenant Term and perpetually after the expiration or termination thereof for any reason. Nothing set forth in this Section shall in any way limit the right of Xerox or its Subsidiaries to assert against Palm or any of its Subsidiaries any claim under the Covenant Patents arising from activities outside of the Palm Licensed Field or occurring after the end of the Covenant Term.

ii. Xerox Covenant Not to Assert: Xerox and its Subsidiaries agree and covenant to Palm that Xerox and its Subsidiaries shall not (and shall not grant consent to or otherwise assist, instruct, or encourage any Third Party to) bring, participate in, assist or allow any Suit against PalmSource and Access, any of their Subsidiaries and their direct and indirect end-users, other customers (including, without limitation, OEMs and private label customers), contractors, manufacturers as identified in Section 1.13, resellers, distributors (including through multiple tiers of distribution), sales representatives, dealers, independent service and/or repair centers, for direct or indirect infringement (including inducement of infringement or contributory infringement) of any Covenant Patent of Xerox or its Subsidiaries, in each case, with respect to products or services that are made, used, provided, Sold, offered for Sale, imported or otherwise acquired or disposed of by or for PalmSource and Access or any of their Subsidiaries

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(including, without limitation, products Sold or otherwise disposed of to or through Covered Entities of PalmSource and Access or its Subsidiaries) at any time prior to January 1, 2007 and within the Palm Licensed Field. The obligations of Xerox and its Subsidiaries under the foregoing sentence shall terminate on January 1, 2007, and Xerox and its Subsidiaries shall have the right thereafter to file suit to recover any damages arising prior to January 1, 2007. Furthermore, if requested in writing by Palm, prior to January 1, 2007, Xerox agrees to enter into negotiations with PalmSource to extend to PalmSource and Access a covenant similar in nature to the covenants to Palm under Section 5.1. However, Xerox and its Subsidiaries shall be under no obligation to grant such covenant.

5.2

Palm Covenant Not to Assert: Palm and its Subsidiaries agree and covenant to Xerox that Palm and its Subsidiaries shall not (and shall not grant consent to or otherwise assist, instruct, or encourage any Third Party to) bring, participate in, assist or allow any Suit against Xerox, any of its Subsidiaries for direct or indirect infringement (including inducement of infringement or contributory infringement) of any Covenant Patent, in each case, with respect to (1) products or services that are made, used, provided, Sold, offered for Sale, imported or otherwise acquired or disposed of by or for Xerox or any of its Subsidiaries (including, without limitation, products sold or otherwise disposed of to or through Covered Entities of Xerox or its Subsidiaries) at any time prior to or during the Covenant Term and within the Xerox Licensed Field, and (2) the use by employees or authorized contractors of Xerox or its Subsidiaries of hand-held mobile communications

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devices that would fall within the Palm Licensed Field in connection with Xerox’s provision of installation or repair services relating to Xerox products that fall within the Xerox Licensed Field. The obligations of Palm and its Subsidiaries under the foregoing sentence shall become effective upon the Effective Date and shall remain in effect during the Covenant Term and perpetually after the expiration or termination thereof for any reason. Nothing set forth in this Section shall in any way limit the right of Palm or its Subsidiaries to assert against Xerox or any of its Subsidiaries any claim under the Covenant Patents arising from activities outside of the Xerox Licensed Field or occurring after the end of the Covenant Term.

5.3	During the Covenant Period, in the event one party (“Asserting Party”) first files suit against the other party (“Defending Party”) for infringement of a patent in the Defending Party’s Fields of Use, the application for which was filed after the Effective Date, such suit shall be brought in the US District Court in which the Defending Party resides (for Xerox in Stamford, Connecticut and for Palm in San Jose California) and the Defending Party may assert by way of counterclaim against the Asserting Party, infringement of any patent, including but not limited to any patent that would otherwise be subject to the Covenant protections set forth in this Article 5, including recovery of damages from the Effective Date. This clause shall not be interpreted to limit during or after the Covenant Period the Parties’ right to collect damages for Patents where the application was filed after the Effective Date.

Article 6. Term

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6.1	This Agreement shall become effective as of its Effective Date and shall remain in full force during the Term of this Agreement.

6.2	Surviving any expiration of this Agreement are (i) Sections 1, 2, and 6.2, (ii) Articles 3, 4, 5 (excluding Section 5.3), 7, 8, 9, 10, 11, 12, and 13; and (iii) any cause of action or claim of Xerox or Palm, accrued or to accrue, because of any breach or default by the other party hereunder.

Article 7. – Disclaimer

Nothing in this Agreement is or shall be construed as: (i) a warranty or representation by Xerox or any of its Subsidiaries as to the validity, scope or enforceability of the Licensed Patents; (ii) any warranty or representation by Xerox or any of its Subsidiaries that anything made, used, sold, licensed, offered for sale, offered for license or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of unaffiliated third parties; (iii) an obligation on the part of Xerox or its Subsidiaries to bring or prosecute actions or suits against third parties for infringement; or (iv) granting by implication, estoppel or otherwise any licenses under patents owned by Xerox or any of its Subsidiaries, including the Licensed Patents, except as specifically defined in Section Article 3 of this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT PRODUCTS OR THE USE OF PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT,

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TRADEMARK OR OTHER RIGHTS. Any warranty made by Palm or its Subsidiaries to their customers, users of the Products or any third parties are made by Palm or its Subsidiaries alone and shall not bind Xerox or its Subsidiaries or be deemed or treated as having been made by Xerox or any of its Subsidiaries, and service of any such warranty shall be the sole responsibility of Palm and its Subsidiaries.

Article 8. – Confidential Information

8.1	Each Party has disclosed certain proprietary technical or business information pursuant to a protective order (“Confidential Information”) during the course of the Pending Action. Each Party agrees that such Confidential Information shall remain subject to applicable protective orders, and each Party will comply with the terms of each such protective order with respect to such Confidential Information. To the extent still in their respective possession or control, each Party further agrees to return or destroy the Confidential Information of the disclosing Party, according to the terms of the Protective Order.

8.2

Except for the right to disclose the existence of this Agreement and except for the rights of Xerox or Palm to disclose this Agreement pursuant to a protective order entered in any infringement or other litigation involving the Licensed Patents and except as either party is required by law, regulation or other similar requirement to disclose, Xerox and Palm agree that neither Party will disclose any of the terms of this Agreement to any person or entity other than to such Party’s attorneys, accountants, auditors, employees or agents (including any of the aforementioned of a Party’s Subsidiaries) having a need to know; or to third parties under an obligation of confidence on terms substantially similar to those set forth herein

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and then only for the good faith purpose of insuring the rights and obligations of the parties can be and are fully honored and protected; provided, however, that Xerox and Palm may disclose the terms of this Agreement to the extent necessary to (1) comply with all applicable securities and tax laws, rules and regulations; (2) comply with an order of a court of competent jurisdiction; or (3) disclose to customers, distributors, and dealers the fact that specific products of a Party are licensed or subject to a covenant not to sue as provided in this Agreement. Otherwise the Parties shall promptly notify the other Party of any contest regarding the disclosure of this Agreement so that the other Party may act to prevent disclosure of this Agreement. The Parties shall agree to mutually approved press releases disclosing the settlement and dismissal of the Pending Action. Notwithstanding the foregoing, either party may advise third parties that “Xerox has dismissed the [Pending Action] on mutually agreeable, confidential terms.”

Article 9. – Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES, THEIR SUPPLIERS, DISTRIBUTORS, CUSTOMERS, THE USERS OF ANY PRODUCT OF SUCH PARTY, OR ANY OTHER THIRD PARTIES FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON OR ENTITY ARISING FROM ANY USE OF THE LICENSED PATENTS OR COVENANT PATENTS, EVEN IF SUCH PARTY IS ADVISED

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OF THE POSSIBILITY OF SUCH DAMAGES.

Article 10. – Business Acquisition

In the event that a Party, subsequent to the Effective Date, acquires from a Third Party any ongoing business, Entity or product line, such acquired business, Entity or product line (and, in each case, the making, using, Selling, offering for Sale and importing products and services thereof) shall automatically be deemed to be licensed under and otherwise entitled to the rights and immunities of such acquiring Party under this Agreement (including, without limitation, Articles 3 and 5 hereof) retroactive to the date of such acquisition; provided, however, that in the event that the other Party (the “Litigating Party”) has filed a Suit against such Third Party with respect to such ongoing business, Entity or product line prior to the date of the signing of a binding, definitive agreement with the acquiring Party with respect thereto, then the Litigating Party shall retain all such claims and retains all rights to such Suit and any grant of licenses, rights and immunities of the acquiring Party with respect thereto shall be subject to such prior Suit.

Article 11. – Subsidiary Sale

If any Subsidiary of a Party or any product line or business unit of a Party (the “Divesting Party”) is acquired during the Term of this Agreement, the rights of the Divesting Party under this Agreement with respect to such Subsidiary, product line or business unit (as applicable) shall extend to the benefit of the acquirer and the acquirer shall automatically be deemed to have received a grant from the other Party and its Subsidiaries of the rights, covenants and immunities under the

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Licensed Patents and Covenant Patents of such other Party and its Subsidiaries with respect to such Subsidiary, product line or business unit (as applicable), to the same extent that the Divesting Party would have been entitled to exercise its rights with respect to such Subsidiary, product line or business unit (as applicable) if such sale had not occurred.

Article 12. – Indemnity

12.1	Palm and its Subsidiaries agree to indemnify, hold harmless and defend Xerox, its affiliates and the holders of the Licensed Patents, their trustees, officers, directors, employees and agents, against any and all claims for damages (including reasonable attorneys’ fees) arising out of the breach of any warranties made in Section 2.2, or based upon any breach by Palm this Agreement, except to the extent that such liability arises out of any act or omission of Xerox.

12.2	The liability of Palm and its Subsidiaries under Section 12.1 is conditioned upon prompt notice by Xerox to Palm of all such claims after Xerox receives notice of their existence and Xerox’s offering Palm an opportunity, to the extent permissible by applicable law, to assume their defense. In the event Palm assumes the defense of any such claim, Xerox (i) shall, at its expense, furnish Palm with any information in Xerox’s possession or control that Palm reasonably may request for such defense, and (ii) reserves the right to continue to participate in the defense of its interests, at its own cost and expense. Palm shall not be liable for any settlement or compromise unless, prior to any such agreement, Xerox notifies Palm of the proposed settlement or compromise and Palm approves such agreement, which approval shall not be unreasonably withheld.

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12.3	Xerox agrees to indemnify, hold harmless and defend Palm and its Subsidiaries, their officers, directors, employees and agents, against any and all claims for damages (including reasonable attorneys’ fees) arising out of the breach of any warranties made in Section 2.1 or any other breach by Xerox of this Agreement, except to the extent such liability arises out of any act or omission of Palm or its Subsidiaries.

12.4	The liability of Xerox under Section 12.3 is conditioned upon prompt notice to Xerox by Palm or its Subsidiaries of all such claims after Palm or its Subsidiaries receive notice of their existence and Palm or its Subsidiaries’ offering Xerox an opportunity, to the extent permissible by applicable law, to assume their defense. In the event Xerox assumes the defense of any such claim, Palm or its Subsidiaries (i) shall, at their expense, furnish Xerox with any information in their possession or control that Xerox reasonably may request for such defense, and (ii) reserve the right to continue to participate in the defense of their interests, at their own cost and expense. Xerox shall not be liable for any settlement or compromise unless, prior to any such agreement, Palm or its Subsidiaries notify Xerox of the proposed settlement or compromise and Xerox approves such agreement, which approval shall not be unreasonably withheld.

Article 13. – Miscellaneous

13.1

The rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with laws of the State of New York, without reference to conflicts of laws principles. The Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware;

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provided, however, that each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

13.2	The terms and conditions of this Agreement may only be amended by a writing signed by both Parties.

13.3

Except as otherwise specifically provided in this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned, delegated or otherwise transferred by Palm or Xerox, in whole or in part, whether voluntary or by operation of law, without the prior written consent of the other Party. Notwithstanding the foregoing, in the event that Palm is acquired by a Third Party (including, without limitation, as a result of a sale of all or substantially all of the assets of a Party to a Third Party or a merger or consolidation), Palm and its Subsidiaries shall retain all rights hereunder (including, without limitation, under Articles 2 and 5 hereof) as long as either (1) the acquiring entity maintains Palm as a separate subsidiary, or (2) the acquiring entity merges Palm into the acquiring entity but maintains Palm as a separately-identifiable business, including where such business is an unincorporated business unit or division of the acquiring entity. Notwithstanding the foregoing or anything to the contrary herein, in no event shall any such Third Party acquirer be bound by, or have any obligation under, the terms and conditions of this Agreement (including, without limitation, under Article 5) with respect to any Patent other than (i) the Covenant Patents of

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Palm and its Subsidiaries immediately prior to such acquisition, merger, consolidation or assignment, and (ii) the Patent Families thereof, to the extent issuing within the Covenant Term. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the Parties and their respective successor and assigns. In no event shall the Third Party’s products and services existing prior to and/or as of the date of such acquisition be covered by this Agreement through the acquisition of Palm.

13.4	In the event of any sale, assignment, transfer, exclusive license, or other conveyance of any ownership interest in a Party’s Licensed Patents or Covenant Patents (“Transfer”), such Party shall (i) ensure that the purchaser, assignee, transferee, or exclusive licensee (“Transferee”) shall, as a condition of such Transfer, be bound in writing by all applicable licenses, immunities, covenants, and restrictions contained in this Agreement, and (ii) ensure that such Transfer does not affect such Party’s right and ability to perform all of its obligations under this Agreement. In no event shall such Party be relieved or excused from any of its obligations under this Agreement as a result of such Transfer. Failure of a Party to satisfy this provision shall result in the Transfer to the Transferee becoming null and void.

13.5

If a Subsidiary of a Party ceases to be a Subsidiary of such Party (“Change of Status”), the licenses, rights and immunities granted in this Agreement under the Licensed Patents of such Subsidiaries will remain in effect, in accordance with the terms and conditions of this Agreement, with respect to such of those Licensed Patents and Covenant Patents that have an earliest filing date prior to the

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consummation of such Change of Status, but not with regard to any Patents that have an earliest filing date after the consummation of such Change of Status.

13.6	Any notice required or permitted under this Agreement or required by law must be in writing and must be (i) delivered in person, (ii) sent by facsimile or electronic mail with a hard copy of such facsimile sent by (international or domestic) registered or (international or domestic) express or, for domestic addresses, certified mail, postage prepaid, or
(iii) sent by overnight or next business day courier such as Federal Express, UPS or DHL, as follows:

If to Palm:

General Counsel
Palm, Inc.
950 W. Maude Avenue
Sunnyvale, CA 94085

If to Xerox:

General Patent Counsel
Xerox Corporation
800 Long Ridge Road
Stamford, Connecticut 06904

Copies to:

Associate General IP Counsel
Xerox Corporation
Xerox Square 20A
100 Clinton Avenue South
Rochester, New York 14644

Either Party may amend its address by written notice to the other party in accordance with this Section. Notice may be given by counsel to the parties. Notices will be deemed to have been given at the time of actual delivery in person

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on a business day, five (5) business days (7 business days for international delivery) after deposit in the mail as set forth herein, or one (1) business day after delivery to an overnight courier service (4 business days for international delivery).

13.7	Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Failure by either Party to detect, protest, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such term or condition, or the right of such Party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition. A waiver may only occur pursuant to the express written permission of an authorized officer of the party against whom the waiver is asserted.

13.8	In the event any term, condition or provision of this Agreement is declared or found by a court of competent jurisdiction to be illegal, unenforceable or void, the Parties shall endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the Parties fail to agree on such amendments, such invalid term, condition or provision shall be severed from the remaining terms, conditions and provisions, which shall continue to be valid and enforceable to the fullest extent permitted by law.

13.9	This Agreement is the result of negotiations between Xerox and Palm and accordingly shall not be construed for or against a Party merely because such Party drafted this Agreement or any portion thereof.

13.10	This Agreement is, and any amendment hereof, shall be written in English.

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13.11	Titles of the Articles herein are for the convenience of reference only and shall not affect the construction of this Agreement.

13.12	Except as specifically provided in this Agreement, nothing contained herein shall be construed as a grant of, or as an intention or commitment to grant, to any party other than Palm and its Subsidiaries any right, title or interest, of any nature whatsoever, in or to this Agreement or the license granted to Palm and its Subsidiaries hereunder.

13.13	This Agreement sets forth the entire agreement and understanding between the Parties and supersedes and cancels all previous negotiations, agreements and commitments, whether oral or in writing, with respect to the subject matter described herein and therein, and neither Party shall be bound by any term, clause, provision, or condition save as expressly provided in this Agreement or as duly set forth in writing as a subsequent amendment to this Agreement, signed by duly authorized officers of each Party, except that the Parties continue to be bound by the terms of the Protective Order previously issued in the Pending Action. Such Protective Order shall continue in full force and effect and shall be deemed an agreement supplementary to this license for purposes of the Untied States Bankruptcy Code, 11 USC § 365(n).

13.14	This Agreement may be executed in two counterparts, each of which will be deemed an original and all of which together constitute one instrument. Executed counterparts of this Agreement sent and received via facsimile or electronic transmission means shall be deemed originals for all purposes.

13.15	All licenses granted to Palm under or pursuant to this Agreement are and shall be

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deemed to be, for purpose of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to intellectual property as defined under Section 101 of the U.S. Bankruptcy Code, as amended. The Parties agree that Palm, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, as amended.

13.16	Each Party agrees (i) to furnish upon request to the other Party such further information, (ii) to execute and deliver to the other Party such other documents, and (iii) to do such other acts and things, in each case as such Party may reasonably request for the purpose of carrying out the purposes, terms and conditions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, as dated below, to be effective as of the Effective Date.

Palm, Inc.

By:	/s/ ANDREW J. BROWN

Name:	Andrew J. Brown

Title:	SVP Finance and CFO

Xerox Corporation:

By:	/s/ SOPHIE V. VANDEBROEK

Sophie V. Vandebroek

Vice President Chief Technology Officer and President Xerox Innovation Group

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EXHIBIT A

FORM OF STIPULATION OF DISMISSAL OF CLAIMS

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IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK

XEROX CORPORATION,	)

)

Plaintiff,	)

)

v.	)

)

3COM CORPORATION,	)	Civil Action No. 6:97-CV-06182

U.S. ROBOTICS CORPORATION,	)

U.S. ROBOTICS ACCESS CORP.,	)	Hon. Judge Michael A. Telesca

PALM COMPUTING, INC.,	)	Hon. Mag. Judge Jonathan W. Feldman

PALM, INC.,	)

PALMSOURCE, INC., and	)

PALMONE, INC.,	)

)

Defendants.	)

)

STIPULATION OF DISMISSAL WITH PREJUDICE

The parties to the above-captioned civil action hereby agree and stipulate, pursuant to a Confidential Settlement Agreement and the provisions of Fed. R. Civ. P. 41, that the above-captioned action is hereby dismissed with prejudice, with each party to bear its own costs and attorneys’ fees.

Dated: June , 2006		Respectfully submitted,

	XEROX CORPORATION		3COM CORPORATION,

U.S. ROBOTICS CORPORATION,

U.S. ROBOTICS ACCESS CORP.,

PALM COMPUTING, INC.,

PALM, INC.,

PALMSOURCE, INC., and

PALMONE, INC.

By:		By:

	James A. Oliff		James L. Quarles III

	Edward P. Walker		WILMER CUTLER PICKERING HALE AND DORR LLP

	Richard E. Rice		The Willard Office Building

	Vu Q. Bui		1875 Pennsylvania Avenue, NW

	OLIFF & BERRIDGE, PLC		Washington, DC 20006

	277 South Washington Street		(202) 663-6000

Suite 500

	Alexandria, Virginia 22314		William F. Lee

	(703) 836-6400		WILMER CUTLER PICKERING HALE AND DORR LLP

60 State Street

	Donald R. Dunner		Boston, Massachusetts 02109

	FINNEGAN, HENDERSON, FARABOW GARRETT & DUNNER, L.L.P.		(617) 526-6000

901 New York Avenue, NW

Washington, DC 20001

	(202) 408-4000		Joseph A. Regan

FARACI & LANGE

	Harry P. Trueheart, III		2 State Street

	Richard D. Rochford, Jr.		Crossroads Building

	NIXON PEABODY LLP		Fourth Floor

	1100 Clinton Square		Rochester, New York 14614

	Rochester, New York 14604		(585) 325-5 150

(585) 263-1000

Attorneys for Defendants

Attorneys for Plaintiff